Exhibit 10.12

                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT, dated and effective as of the 20th day of January, 1997, by and among Unilab Corporation, a Delaware corporation ("The Company") and David Weavil ("Executive").

          WHEREAS, The Company desires to have the benefits of Executive's knowledge and experience as a full-time employee and considers such employment a vital element in protecting and enhancing the best interests of The Company and its shareholders, and Executive desires to be employed full-time with The Company; and

          WHEREAS, The Company and Executive desire to enter into an agreement reflecting the terms under which Executive will be employed by The Company;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth herein, the parties hereto agree as follows:

          1.   TERM.

          (a) The Company hereby agrees to employ Executive for the period commencing the date hereof and continuing until the first anniversary hereof, unless sooner terminated as provided in Sections 5 and 6. Commencing on January 20, 1998 and each January 20 thereafter (the "Renewal Date"), the term of this Agreement shall automatically be extended for one additional year unless a Change of Control (as defined in Section 6) occurs. In the event a Change of Control occurs, this Agreement shall be automatically renewed for a term of two years from the date of such Change of Control (the "Extended Term").

          (b) This Agreement may be terminated by The Company in accordance with Section 5 or by the Executive in accordance with Section 6; provided that in the event of termination without Cause (as defined in Section 5) or without Good Reason (as defined in Section 6), the terminating party shall be required to give the other party at least six (6) months notice prior to the Renewal Date; provided, further that in the event of a Change of Control the Agreement is automatically extended for the two year Extended Term. Following a Change of Control either party to the Agreement can terminate the Agreement provided they give the other party at least six (6) months notice prior to the end of the Extended Term or such period beyond the Extended Term as the Agreement may from time to time be extended.

          2.   DUTIES.

          (a) From and after the date of this Agreement, Executive will serve as Chairman, President and Chief Executive Officer of The Company. Executive shall have such duties, responsibilities and authority as may from time to time be assigned to Executive by the Board of Directors of The Company.


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          (b)  Executive agrees to devote his full time, attention, and best efforts to the performance of his duties. During his employment, Executive agrees that he will not, either directly or indirectly, without the express written consent of The Company, render any personal service as a director, employee, independent contractor, consultant, or otherwise to any clinical or reference laboratory, regardless of its size or location. Executive also agrees not to have any ownership, direct or indirect, in any private or publicly traded clinical or reference laboratory; provided that Executive shall be permitted to beneficially own as an investment, up to 1.0% of a class of publicly traded equity securities issued by any such firm or institution.

          3. COMPENSATION. The Company shall compensate Executive for the services rendered under this Agreement as follows:

          (a) Base Salary. $400,000 per year as base salary, payable in accordance with the customary payroll practices of The Company for the payment of officers.

          (b)  Bonus and Incentive Compensation.

               (i) For 1997, Executive shall receive (A) a guaranteed bonus of $100,000, payable in shares of the Company's common stock based on the closing market price of such common stock on the American Stock Exchange on January 17, 1997, the last trading day prior to the date hereof and (B) an additional bonus of $100,000, payable in cash, if The Company meets cash flow objectives for the third and fourth quarters of 1997 as agreed upon between Executive and the Board of Directors of The Company no later than March 31, 1997.

               (ii) From and after January 1, 1998, Executive shall be entitled to such bonuses and other incentive compensation, if any, as shall be determined by the Board of Directors of The Company.

          (c) Executive Retirement Plan. Executive shall become a participant in the Executive Retirement Plan of The Company, effective immediately.

          (d) Deferred Compensation. For each fiscal year during the term of this Agreement, The Company shall establish and maintain for Executive a deferred compensation account which shall be credited each year during the period Executive is employed by The Company with an amount equal to 8% of Executive's total cash compensation (inclusive of bonuses) for that year.

          (e) Annual Compensation Review. The Board of Directors shall review the compensation of Executive annually to determine whether an adjustment in Executive's compensation is called for. At no time during the term of this


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Agreement shall Executive's annual compensation be less than the amount specified as the base salary set forth in Section 3 (a) above.

          4.   EMPLOYEE BENEFITS.

          (a) Insurance. Executive shall be entitled to full participation, on a basis commensurate with his position with The Company, in all life, accident, disability and health insurance plans that generally are made available to employees of The Company.

          (b) Automobile Allowance. The Company shall provide Executive with an automobile allowance of $1,000 per month.

          (c) Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable and necessary documented expenses incurred by him in connection with the performance of his duties hereunder.

          (d) Vacation. Executive shall be entitled to an annual vacation leave at full pay in accordance with the Company's standard vacation policies applicable to senior executives.

          (e) Relocation Benefits. Executive currently resides in Burlington, North Carolina. Executive agrees to relocate as promptly as practicable to the Los Angeles, California metropolitan area. In connection with such relocation, Executive shall receive the following:

               (i) The Company shall pay for, or reimburse Executive for, rent, utilities and related temporary living expenses incurred by Executive and his immediate family in the Tarzana, California area while Executive is searching for a permanent California residence, up to a maximum monthly amount of $4,000 for a maximum period of six months from the date hereof.

               (ii) From and after the date Executive closes on the purchase of a permanent California residence, through and including the date that is six months after the date hereof, Executive shall be paid, as an offset to Executive's mortgage and other carrying costs of the California house purchased by Executive, an amount equal to the rental payment paid by The Company for Executive's temporary California housing pursuant to paragraph 4 (e)(i) above.

               (iii) The Company shall pay for, or reimburse Executive for, all documented moving costs incurred by Executive in moving himself and his immediate family from North Carolina to California, with an appropriate tax gross-up.

               (iv) Until such time as Executive's immediate family has relocated to California, Executive shall be reimbursed for all reasonable travel costs incurred by Executive in traveling back and forth between California and North Carolina.

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          (f) Stock Options. In order to induce the Executive to enter into this
Agreement, subject to obtaining all required corporate and regulatory approvals, if any, the Company will grant to the Executive options (the "Options") to acquire 500,000 shares of the Company's common stock, par value $.01 per share. The Options shall have ten year terms. Such 500,000 share option grant shall be made as follows: Executive will be granted on the date hereof Options to purchase 250,000 shares of common stock at an exercise price equal to the closing market price of the common stock on the American Stock Exchange on January 17, 1997 and will be granted on January 2, 1998 additional Options to purchase 250,000 shares of The Company's common stock at an exercise price equal to the closing market price of the common stock on the American Stock Exchange on January 2, 1998. Such options shall vest in equal installments over five years: 20% on the first anniversary of the grant date, 20% on the second anniversary, 20% on the third anniversary, 20% on the fourth anniversary and 20% on the fifth anniversary (the "Vesting Schedule"), in accordance with the terms of, and as more fully set forth in, the Stock Option Agreements, dated of even date herewith, between the Executive and The Company.

          (g) Stock Purchase Obligation.

               (i) Executive shall purchase from The Company such number of newly issued shares of The Company's common stock as can be purchased for $500,000, based on the closing market price of The Company's stock on The American Stock Exchange as of January 17, 1997, which shall be issued promptly after execution of this Agreement.

               (ii) The Company shall extend to Executive a $250,000 bridge loan of up to 180 days duration in order to finance Executive's purchase of $250,000 worth of Unilab common stock pursuant to Section 4(g)(i). Such loan shall bear interest at the rate of 6% through the date of repayment.

               (iii) The Company shall loan an additional $250,000 to Executive in order to finance Executive's purchase of an additional $250,000 worth of Unilab common stock pursuant to Section 4(g)(i). Such loan shall be evidenced by a written promissory note (the "Note"), which shall be secured and collateralized by the shares of Unilab common stock acquired with such loan proceeds (the "Collateral"). The Note shall be due and payable on the fifth anniversary of the date of the Note and shall bear interest at the rate of 6%, payable quarterly in arrears. The Note shall be secured only by the Collateral and shall be non-recourse to Executive personally.

          (h) Registration Rights. Executive shall be granted demand registration rights with respect to the shares underlying the Options and the shares purchased pursuant to Section 4(g) above, entitling him to require the Company to register all or some of such shares once each fiscal year.

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          5. TERMINATION BY THE COMPANY. Executive's employment hereunder can be terminated by The Company without any breach of this Agreement only under the following circumstances:

          (a) DEATH OR DISABILITY. Executive's employment shall terminate on his death. If Executive shall become totally disabled within the meaning of the Long-Term Disability Income Benefits Plan of The Company, as in effect on the date of this Agreement, this Agreement shall terminate as of the date on which Executive is determined to be totally disabled and disability insurance benefits become payable to Executive.

          (b) CAUSE. The Company can terminate Executive's employment hereunder for Cause at any time, without advance notice, which shall include termination because of (i) breach of fiduciary duty involving personal profit, (ii) violation of Section 9 of this Agreement, (iii) intentional failure to perform stated duties or abide by The Company's policies that materially adversely affect The Company's interests, (iv) conviction of a felony, (v) commitment of an act that would disqualify The Company or any subsidiary of The Company from maintaining or obtaining a license, permit or other governmental approval material to the operations of The Company or any such subsidiary, or (vi) material breach by Executive of any provision of this Agreement. Upon termination for Cause all of Executive's rights to compensation, fringe benefits, and other payments shall terminate immediately to the extent permitted by applicable law.

          The termination of Executive's employment for reasons other than those specified above shall be deemed to be a termination without Cause.

          6. TERMINATION BY EXECUTIVE. Executive shall be entitled to terminate his employment without any breach of this Agreement only for Good Reason. Termination for "Good Reason" shall mean his resignation within two years of, the following:

          (a) After a Change of Control of The Company shall have occurred, and without the express written consent of Executive, he is given a title or assigned any duties materially inconsistent with his position, duties, responsibilities, and status with The Company as in effect immediately prior to such Change of Control;

          (b) The base salary of Executive, and/or incentive compensation opportunity under Section 3 above, is reduced below that in effect at the date hereof or at the time of the Change of Control, as applicable;

          (c) Without the express written consent of Executive, he is required after a Change of Control to be permanently based anywhere other than within a 30 mile radius of his office location immediately prior to Change of Control, except for required travel on The Company's business to an extent consistent with his duties hereunder;

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          (d)  Failure to honor the automatic renewal of this Agreement for the
Extended Term following a Change of Control.

          For the purposes of this Agreement, a "Change of Control" of The Company shall be defined to mean, notwithstanding the prior occurrence of any other event constituting a "change of control" (a) the acquisition by any person of, or the entering into of any agreement by any person to acquire by purchase, merger, consolidation or otherwise of shares resulting in the beneficial ownership of thirty percent or more of the total number of votes which may be cast for the election of directors (the "Triggering Percentage"), or (b) the acquisition of by any person or the entering into of any agreement by any person to acquire all or substantially all of the assets of the Company, or (c) the persons who were directors of the Company prior to any contested or other election, or their successors duly nominated by a majority of such directors, cease to constitute at least a majority of the Board following any such election, or (d) any other change in control of a nature that would be required to be reported (assuming such event has not been previously reported) in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

          The Executive's termination of his employment for reasons other than those specified above shall be deemed to be a termination without Good Reason.

          7.   SEVERANCE PAYMENT.

         (a) If the Executive's employment is terminated by The Company without Cause and not associated with a Change of Control, the Executive will receive
(i) 18 months of compensation as defined in Sections 3(a), (b) and (d) payable on the same basis and in the same manner as base salary was paid prior to termination and (ii) continued participation for 18 months following the date of such termination in The Company's life, accident, disability and health insurance programs on the same terms and conditions as in effect on the date of termination, or if continued participation in The Company's programs is not available, participation in comparable, alternate programs.

         (b) If (i) Executive's employment is terminated by The Company without Cause in association with a Change of Control, or (ii) Executive shall terminate his employment for Good Reason then Executive shall be entitled to receive (A) the lump sum severance payment provided for in subsection (c) below (the "Lump Sum Severance Payment"), plus (B) continued coverage under, or entitlement to, all of the benefits set forth in Section 4 above for a period of two years following the date of termination, at no cost to the Executive.

         (c) The Lump Sum Severance Payment shall be equal to Executive's Total Compensation for the Extended Term (two years) as set forth in Section 1 above. "Total Compensation" for purposes of this Agreement shall be defined as all compensation specified in Section 3. Executive's bonus for this purpose will be defined as the average of the bonus actually paid by The Company for the two years prior to termination. The Lump Sum Severance Payment shall be made in cash within 30 days after termination of employment and

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shall not be discounted by reason of the fact that the time of payment is accelerated in advance of the ordinary course under this Agreement. Executive shall be under no duty to mitigate damages and the Lump Sum Severance Payment shall not be reduced by any earnings of Executive subsequent to the termination that gives rise to the Severance Payment.

         (d) If the Executive's employment is terminated due to Cause, death or disability, or is voluntarily terminated for other than Good Reason, base salary will be continued through the date of termination, the amounts accrued in Executive's deferred compensation account will be paid at termination and eligibility for incentive compensation and/or benefits will be in accordance with the respective provisions of those plans.

         (e) Executive agrees that the remedies for employment termination under this Section 7 and Sections 5 and 6 hereof reasonably reflect liquidation damages for such termination and that such provisions state his entire and exclusive claim, rights, entitlements, and remedies against The Company and its successors, assigns, affiliates, and representatives.

         8. NON COMPETE. Executive agrees that following termination of Executive's employment pursuant to Section 7(a) and during the 18 month period specified in Section 7(a), Executive will not beneficially own securities (other than 1.0% of a class of publicly traded equity securities) of, or render directly or indirectly any personal service as a director, employee, independent contractor, or consultant for, any clinical or reference laboratory located within 100 miles of any laboratory location of The Company at the time of termination. If Executive violates the provisions of this Section 8, Executive will without limiting other remedies available to the Company, forfeit the severance payments under Section 7(a) for such period of time that Executive is in violation hereof.

         9. DISCLOSURE OF INFORMATION. Executive recognizes that as an executive of The Company he occupies a position of trust with respect to business information of a secret or confidential nature that is the property of The Company and that will be imparted to him from time to time in the course of his duties. He therefore agrees that he shall not at any time, whether in the course of his employment or thereafter, use or disclose directly or indirectly to any person outside The Company any of such information, except as required in the ordinary course of his duties under this Agreement.

         10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Each party shall bear its own cost of such arbitration, including attorneys' fees.

         11. NOTICES. All notices, requests, demands, and other communication called for or contemplated hereunder shall be in writing and shall be deemed to have been fully given when delivered personally or when mailed by United States certified or registered mail, postage prepaid, addressed to the parties, their successors in interest, or assignees at the following addresses or such other addresses as the parties may designate by notice in the


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manner aforementioned.

                  THE COMPANY:

                  Unilab Corporation
                  18448 Oxnard Street
                  Tarzana, California  91356
                  Attn:  Corporate Secretary

                  EMPLOYEE:

                  David Weavil
                  514 Parkview Drive
                  Burlington, NC  27215

          12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          13. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

          14. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and preliminary agreements. This Agreement may not be amended except in a writing executed by the parties hereto.

          15. EFFECT ON SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding on successors and assigns of The Company. This Agreement may not be assigned or transferred by the Executive.

          16. WITHHOLDING. Any payments made in accordance with this Agreement will be net of applicable federal, state and local taxes required to be withheld on such payments.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

UNILAB CORPORATION                                   EXECUTIVE



By:      _______________________                     ___________________________
Name:                                          Name: David Weavil
Title:

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